                                                                   EXHIBIT 99.1


         The following financial statements of KeyBank National Association (Wyoming) ("KeyBank Wyoming") are supplied with this report:

         FINANCIAL STATEMENTS OF KEYBANK WYOMING

              Statement of Financial Condition - December 31, 1996. . . . . F-1

              Statement of Income - Year Ended December 31, 1996. . . . . . F-2

              Statement of Shareholder's Equity - Year Ended
                December 31, 1996 . . . . . . . . . . . . . . . . . . . . . F-3

              Statement of Cash Flows - Year Ended December 31, 1996. . . . F-4

              Notes to Financial Statements . . . . . . . . . . . . . . . . F-5

              Report of Independent Accountants . . . . . . . . . . . . . . F-15

              Quarterly Results of Operations (Unaudited) . . . . . . . . . F-16

         UNAUDITED CONDENSED FINANCIAL STATEMENTS OF KEYBANK WYOMING

              Condensed Statement of Financial Condition -
                June 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . F-17
              Condensed Statement of Income  -
                Six Months Ended June 30, 1997. . . . . . . . . . . . . . . F-18

              Condensed Statement of Cash Flows -
                Six Months Ended June 30, 1997. . . . . . . . . . . . . . . F-19

                       KEYBANK NATIONAL ASSOCIATION (Wyoming)

                          STATEMENT OF FINANCIAL CONDITION
                                 December 31, 1996
                   (Dollars in thousands, except per share data)


ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . .      $   56,513

Federal funds sold and securities purchased under agreements
    to resell. . . . . . . . . . . . . . . . . . . . . . .           4,955

Interest-bearing deposits. . . . . . . . . . . . . . . . .              98

Available-for-sale securities. . . . . . . . . . . . . . .         216,275
Held-to-maturity securities
    (Fair Value: $48,904). . . . . . . . . . . . . . . . .          48,230
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .         851,753
     Less: Allowance for Loan Losses   . . . . . . . . . .         (14,875)
----------------------------------------------------------------------------
Net Loans. . . . . . . . . . . . . . . . . . . . . . . . .         836,878
Bank premises and equipment, net . . . . . . . . . . . . .          19,356
Accrued interest receivable. . . . . . . . . . . . . . . .           8,805
Intangibles. . . . . . . . . . . . . . . . . . . . . . . .             811
Other Assets . . . . . . . . . . . . . . . . . . . . . . .          35,855
----------------------------------------------------------------------------
Total assets . . . . . . . . . . . . . . . . . . . . . . .      $1,227,776
----------------------------------------------------------------------------
----------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDER'S EQUITY
Deposits:
    Noninterest-bearing. . . . . . . . . . . . . . . . . .         154,135

    Interest-bearing:
         Savings and NOW accounts. . . . . . . . . . . . .         367,654
         Time accounts over $10,000. . . . . . . . . . . .         163,134
         Other Time Accounts . . . . . . . . . . . . . . .         310,565
----------------------------------------------------------------------------
Total deposits . . . . . . . . . . . . . . . . . . . . . .         995,488
Federal funds purchased and securities sold under agreements
    to repurchase. . . . . . . . . . . . . . . . . . . . .          57,958
Other short-term borrowings. . . . . . . . . . . . . . . .          52,472
Long-term debt . . . . . . . . . . . . . . . . . . . . . .             712
Accrued interest payable . . . . . . . . . . . . . . . . .           2,845
Other Liabilities. . . . . . . . . . . . . . . . . . . . .           4,859
----------------------------------------------------------------------------
Total liabilities. . . . . . . . . . . . . . . . . . . . .       1,114,334
Shareholder's equity:
    Common stock, par value $100 per share:
         Authorized Shares - 5,000
         Issued Shares - 5,000 . . . . . . . . . . . . . .             500
         Capital surplus . . . . . . . . . . . . . . . . .          62,666
    Retained earnings. . . . . . . . . . . . . . . . . . .          49,734
    Unrealized gain on available-for-sale
       Securities, Net of Tax. . . . . . . . . . . . . . .             542
----------------------------------------------------------------------------
Total Shareholder's Equity . . . . . . . . . . . . . . . .         113,442
----------------------------------------------------------------------------
Total liabilities and shareholder's equity . . . . . . . .     $ 1,227,776
----------------------------------------------------------------------------
----------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.

                        KEYBANK NATIONAL ASSOCIATION (Wyoming)

                                 STATEMENT OF INCOME
                             Year ended December 31, 1996
                    (Dollars in thousands, except per share data)


INTEREST INCOME:
    Loans. . . . . . . . . . . . . . . . . . . . . . . . .        $ 81,044
    Investment securities. . . . . . . . . . . . . . . . .          16,629
    Interest-bearing deposits. . . . . . . . . . . . . . .               5
    Federal Funds Sold and Resale Agreements . . . . . . .             478
----------------------------------------------------------------------------
Total interest income. . . . . . . . . . . . . . . . . . .          98,156

INTEREST EXPENSE:
    Deposits . . . . . . . . . . . . . . . . . . . . . . .          35,640
    Short-term and other borrowings. . . . . . . . . . . .           5,934
    Long-term Debt . . . . . . . . . . . . . . . . . . . .              85
----------------------------------------------------------------------------
Total Interest Expense . . . . . . . . . . . . . . . . . .          41,659
----------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . . . . . . . .          56,497
Provision for Loan Losses. . . . . . . . . . . . . . . . .           9,258
----------------------------------------------------------------------------
Net interest income after provision for loan losses. . . .          47,239

NONINTEREST INCOME:
    Service charges on deposit accounts. . . . . . . . . .           6,191
    Insurance commissions. . . . . . . . . . . . . . . . .             586
    Net gains on sales of securities . . . . . . . . . . .              18
    Other. . . . . . . . . . . . . . . . . . . . . . . . .           4,023
----------------------------------------------------------------------------
Total noninterest income . . . . . . . . . . . . . . . . .          10,818

NONINTEREST EXPENSE:
    Salaries and employee benefits . . . . . . . . . . . .          13,845
    Net occupancy. . . . . . . . . . . . . . . . . . . . .           5,234
    FDIC insurance . . . . . . . . . . . . . . . . . . . .             937
    Legal and accounting . . . . . . . . . . . . . . . . .             399
    Other professional service . . . . . . . . . . . . . .           3,834
    Data processing. . . . . . . . . . . . . . . . . . . .          10,049
    Amortization of intangibles. . . . . . . . . . . . . .             749
    Other. . . . . . . . . . . . . . . . . . . . . . . . .           8,119
----------------------------------------------------------------------------
Total Noninterest Expense. . . . . . . . . . . . . . . . .          43,166
----------------------------------------------------------------------------
Income before income taxes . . . . . . . . . . . . . . . .          14,891
Provision for Income Taxes . . . . . . . . . . . . . . . .           3,967
----------------------------------------------------------------------------
Net Income . . . . . . . . . . . . . . . . . . . . . . . .        $ 10,924
----------------------------------------------------------------------------
----------------------------------------------------------------------------

Earnings per common and common equivalent share:                 $2,184.80
Average common and common equivalent shares outstanding:             5,000

SEE ACCOMPANYING NOTES.

                        KEYBANK NATIONAL ASSOCIATION (Wyoming)

                          STATEMENT OF SHAREHOLDER'S EQUITY
                            Year ended December 31, 1996
                    (Dollars in thousands, except per share data)

                                           Common Stock
                                       ---------------------         Capital        Retained       Unrealized
                                       Shares         Amount         Surplus        Earnings       Gain(Loss)     Total
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 . . .      5,000           $500         $62,666          $38,810         $1,324   $103,300
Net income . . . . . . . . . . . .                                                     10,924                    10,924



Change in unrealized loss on
     available-for-sale securities,
     net of income tax
     benefit of $421 . . . . . . .         --             --             --                --           (782)      (782)
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 . . .      5,000           $500         $62,666          $49,734         $  542   $113,442
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES.

                        KEYBANK NATIONAL ASSOCIATION (Wyoming)

                               STATEMENT OF CASH FLOWS
                             Year ended December 31, 1996
                                    (In thousands)
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . . . . . . .        $ 10,924
Adjustments to reconcile net income to net cash
    provided by operating activities:
         Provision for loan losses . . . . . . . . . . . .           9,258
         Depreciation. . . . . . . . . . . . . . . . . . .           1,614
         Amortization of intangibles . . . . . . . . . . .             749
         Net amortization of premiums and discounts on
           securities. . . . . . . . . . . . . . . . . . .            (175)
         Deferred income tax benefit . . . . . . . . . . .          (1,518)
         Decrease in interest receivable . . . . . . . . .           3,493
         Decrease in interest payable. . . . . . . . . . .          (1,049)
         Increase in Company-owned life insurance. . . . .         (20,599)
         Other, Net. . . . . . . . . . . . . . . . . . . .          (5,481)
--------------------------------------------------------------------------------
Net cash used in operating activities. . . . . . . . . . .          (2,784)

CASH FLOWS FROM INVESTING ACTIVITIES
Net Purchases of available-for-sale securities . . . . . .          (1,617)
Net Maturities of held-to-maturity securities. . . . . . .           3,635
Net decrease in loans. . . . . . . . . . . . . . . . . . .          41,604
--------------------------------------------------------------------------------
Net cash provided by investing activities. . . . . . . . .          43,622

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in demand deposits, NOW
    accounts and savings accounts. . . . . . . . . . . . .         (45,802)
Net decrease in time accounts  . . . . . . . . . . . . . .          (3,290)
Net decrease in short-term and other
    Borrowings . . . . . . . . . . . . . . . . . . . . . .          (2,907)
--------------------------------------------------------------------------------
Net Cash used in Financing Activities. . . . . . . . . . .         (51,999)
--------------------------------------------------------------------------------
Net Decrease in Cash and Cash Equivalents. . . . . . . . .         (11,161)
Cash and Cash Equivalents at Beginning of Year . . . . . .          72,629
--------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year . . . . . . . . .        $ 61,468
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

                        KEYBANK NATIONAL ASSOCIATION (Wyoming)

                            NOTES TO FINANCIAL STATEMENTS

                                  December 31, 1996

1.  SIGNIFICANT ACCOUNTING POLICIES

KeyBank National Association (Wyoming) (the "Company"), formerly known as KeyBank of Wyoming, serves 24 communities in Wyoming. The Company's community banking offices provide a full range of banking services, primarily in small and medium-sized communities and the surrounding communities. In addition to its primary emphasis on commercial and consumer banking services, the Company offers nondeposit investment products and services. The Company is a wholly owned subsidiary of KeyBank of the Rocky Mountains, Inc., which is a wholly owned subsidiary of KeyCorp.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

HELD-TO-MATURITY AND AVAILABLE-FOR-SALE SECURITIES

Management determines the classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of retained earnings in shareholder's equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investment securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Certain nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred. The net deferred amount is amortized as an adjustment to the yield over the estimated lives of the related loans.

IMPAIRED AND OTHER NONACCRUAL LOANS

The accrual of interest on loans is discontinued generally when payment is 90 days or more past due, unless the loan is well secured and in the process of collection. When accrual of interest is discontinued on a loan, the interest accrued but not collected is charged against the allowance for loan losses. Thereafter, payments received are generally applied to principal. However, based on management's assessment of the ultimate collectibility of a nonaccrual loan interest income may be recognized on a cash basis.

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure". In accordance with SFAS No. 114, the Company excludes smaller-balance, homogeneous from its impairment evaluation. All other loans with payments 90 days or more past due and on nonaccrual status are considered to be impaired. Impaired loans and other nonaccrual loans (smaller-balance, homogeneous loans) are returned to accrual status when management determines that the circumstances have improved to the extent that there has been a sustained period (generally at least six months) of repayment performance and both principal and interest are deemed to be collectible.

Impaired loans are evaluated individually. Where collateral exists, the extent of impairment is determined based on the estimated fair value of the underlying collateral. If collateral does not exist, or is insufficient to support the carrying amount of the loan, management looks to other means of collection. Where the estimated fair value of the collateral and the present value of the estimated future cash flows from other means of collection do not support the carrying amount of the loan, management charges off that portion of the loan balance which it believes will not ultimately be collected. In instances where collateral or other sources of repayment are sufficient, yet uncertainty exists regarding the ultimate repayment, an allowance is specifically allocated for in the allowance for loan losses.

For all other nonaccrual loans (smaller-balances, homogeneous loans) management applies historical loss experience rates, adjusted based on management's assessment of emerging credit trends and other factors. The resulting loss estimates are specifically allocated for by loan type in the allowance for loan losses. In general, such loans are charged off when payment is 120-180 days past due.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained through charges to expense at an amount that will provide for estimated loan losses. These estimates are based principally on a continual review of the loan portfolio, loan charge-off experience, economic conditions and industry guidelines. Ultimate losses may vary from current estimates, and as adjustments become necessary, the allowance for loan losses is adjusted in the periods in which such losses become known or fail to occur. Actual loan charge-offs and subsequent recoveries are deducted from and added to the allowance, respectively.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated lives of the assets and includes amortization of assets recorded under capital leases. Estimated lives range from three to twenty and twenty-five to forty years for equipment and premises, respectively.

INTANGIBLE ASSETS

Goodwill, the excess cost over net assets acquired is amortized over a period not exceeding 25 years. At December 31, 1996, goodwill totaled $319,000 net of accumulated amortization of $1,137,000. Other intangible assets totaled $492,000 net of accumulated amortization of $8,610,000 and are amortized over their estimated useful lives ranging from three to twenty-five years.

INCOME TAXES

Income taxes have been provided using the liability method in accordance with SFAS No. 109 "Accounting for Income Taxes". The provision for income taxes has been calculated based on statutory rates applicable had the Company filed a separate return.

EARNINGS PER SHARE

Earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents is defined as cash and due from banks, federal funds sold and securities purchased under agreements to resell.

2.  ACCOUNTING CHANGES

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. The Company's adoption of SFAS No. 121 did not have a material impact on the Company's financial position.

SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," addresses whether the transfer of financial assets should be accounted for as a sale and removed from the balance sheet, or as a financing recognized as a borrowing. SFAS No. 125 uses a "financial components" approach to determine the accounting results of the transfers of financial assets and focuses on control to determine whether assets have been sold. If the entity has surrendered control over the transferred assets, the transaction is considered a sale. Control is considered surrendered only if the seller has no legal right to the assets, even in bankruptcy; the buyer has the right to pledge or exchange the assets; and the seller does not maintain effective control over the assets through an agreement to repurchase or redeem them. SFAS No. 125 is effective on a prospective basis for all transactions occurring after December 31, 1996. The Company regularly uses participations of loans to manage its asset/liability mix. The accounting for such transactions is included in SFAS No. 125. However, the adoption of SFAS No. 125 is not expected to have a material effect on the Company's operations or financial position.

3.  SECURITIES

The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1996 (in thousands):

                                                      Available-for-Sale Securities
----------------------------------------------------------------------------------------------------

                                                              Gross            Gross      Estimated
                                             Amortized   Unrealized       Unrealized           Fair
                                                  Cost        Gains           Losses          Value
----------------------------------------------------------------------------------------------------
United States Treasury . . . . . . . .        $ 24,625   $      344                -      $  24,969
Mortgage-backed securities . . . . . .          86,728        1,151                -         87,879
Collateralized mortgage
    obligations. . . . . . . . . . . .         104,048            -              661        103,387
Other Securities . . . . . . . . . . .              40            -                -             40
----------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . .       $ 215,441    $   1,495          $   661      $ 216,275
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                      Held-to-Maturity Securities
----------------------------------------------------------------------------------------------------
                                                              Gross     Gross Estimated
                                             Amortized   Unrealized       Unrealized           Fair
                                                  Cost        Gains           Losses          Value
----------------------------------------------------------------------------------------------------
State and political securities . . . .        $ 48,230          851              177         48,904
----------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . .        $ 48,230          851              177         48,904
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Estimated
                                             Amortized           Fair
Available-for-sale                                Cost          Value
----------------------------------------------------------------------
                                                       (IN THOUSANDS)

Due in one year or less. . . . . . . . . . .    $7,469          7,640
Due after one year through five years. . . .    71,512         72,314
Due after five years through ten years . . .   113,182        113,389
Due after Ten Years. . . . . . . . . . . . .    23,278         22,932
----------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . . . .  $215,441        216,275
----------------------------------------------------------------------
----------------------------------------------------------------------

                                                            Estimated
                                             Amortized           Fair
Held-to-Maturity                                  Cost          Value
----------------------------------------------------------------------
                                                      (IN THOUSANDS)

Due in one year or less. . . . . . . . . . .    $6,754          6,806
Due after one year through five years. . . .    29,863         30,192
Due after five years through ten years . . .    11,190         11,480
Due after Ten Years. . . . . . . . . . . . .       423            426
----------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . . . .   $48,230         48,904
----------------------------------------------------------------------
----------------------------------------------------------------------

Available-for-sale and held-to-maturity securities carried at $241,150,000 at December 31, 1996, was pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with an aggregate carrying value of $2,929,000 at December 31, 1996.

4.   LOANS

The composition of the loan portfolio at December 31 was as follows (in thousands):

                                                                 1996
----------------------------------------------------------------------------
Real estate. . . . . . . . . . . . . . . . . . . . .            $433,567
Commercial . . . . . . . . . . . . . . . . . . . . .             108,923
Consumer and other . . . . . . . . . . . . . . . . .             205,747
Agriculture. . . . . . . . . . . . . . . . . . . . .             103,516
----------------------------------------------------------------------------
                                                                 851,753

Less allowance for loan losses . . . . . . . . . . .            (14,875)
----------------------------------------------------------------------------
Net Loans. . . . . . . . . . . . . . . . . . . . . .             836,878
----------------------------------------------------------------------------
----------------------------------------------------------------------------


5.   ALLOWANCE FOR LOAN LOSSES

Activity in the allowance was as follows (in thousands):

                                                                    1996
----------------------------------------------------------------------------
Balance at beginning of year . . . . . . . . . . . .           $  11,194
Provision charged to operating expense . . . . . . .               9,258
Loans charged off. . . . . . . . . . . . . . . . . .             (8,475)
RECOVERIES OF LOANS CHARGED OFF. . . . . . . . . . .               2,898
----------------------------------------------------------------------------
Balance at end of year . . . . . . . . . . . . . . .            $ 14,875
----------------------------------------------------------------------------
----------------------------------------------------------------------------

Nonaccrual loans totaled $16,408,000 at December 31, 1996. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1996. Interest income of $421,000 on nonaccrual loans would have been recorded during 1996 if the loans had been current in accordance with their original terms. During 1996, the Company recorded interest income of $176,000 related to loans that were on nonaccrual status as of December 31, 1996.

6.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at December 31 are shown in the table below (in thousands):

                                                      1996
-------------------------------------------------------------
                                              Carrying      Fair
                                                Amount     Value
-----------------------------------------------------------------
Financial assets:
    Cash and due from banks (1). . . . . . .  $ 56,513    56,513
    Federal funds sold and resale
         agreements (1). . . . . . . . . . .     4,955     4,955
    Interest-bearing deposits (1). . . . . .        98        98
    Available-for-sale securities (2). . . .   216,275   216,275
    Held-to-maturity securities (2). . . . .    48,230    48,904
    Loans, net of allowance (3). . . . . . .   836,878   846,124
Financial liabilities:
    Deposits (4) . . . . . . . . . . . . . .  $995,488  $995,674
    Federal funds purchased and
         repurchase agreements (1) . . . . .    57,958    57,958
    Other short-term borrowings (1). . . . .    52,472    52,472
    Long-term debt (5) . . . . . . . . . . .       712       764

(1) Fair value equals or approximates carrying amount.
(2) Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.
(3) Fair values of loans were generally estimated using discounted cash flow models.
(4) Fair values of certificates of deposit were estimated based on discounted cash flows. For all other deposits, carrying amounts were used as a reasonable approximation of fair values.
(5) Fair values of long-term debt were estimated based on discounted cash flows.

7. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at December 31, 1996 are as follows (in thousands):

                                       1996
--------------------------------------------
Commitments to extend credit       $ 148,038
Standby letters of credit              3,017

Commitments to extend credit are legally binding and have fixed expiration dates or other termination clauses. The Company's exposure to credit loss on commitments to extend credit, in the event of nonperformance by the counterparty, is represented by the contractual amounts of the commitments. The Company monitors its credit risk for commitments to extend credit by applying the same credit policies in making commitments as it does for loans and by obtaining collateral to secure commitments based on management's credit assessment of the counterparty. Collateral held varies, but may include marketable securities, receivables, inventory, agricultural commodities, equipment and real estate. Because many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent the Company's future liquidity requirements. In addition, the Company also offers various consumer credit line products to its customers that are cancelable upon notification by the Company, which are included above in commitments to extend credit.

Standby letters of credit are conditional commitments issued by the Company to guarantee the financial performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.

The amount of collateral obtained to support letters of credit is based on a credit assessment of the counterparty. Collateral held may include marketable securities, receivables, inventory, agricultural commodities, equipment and real estate. Because the conditions under which the Company is required to fund letters of credit may not materialize, the liquidity requirements of letters of credit are expected to be less than the total outstanding commitments.

The Company grants real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Wyoming. Although the Company has a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon the agricultural economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements and the underlying collateral proved to be of no value, is the total loan portfolio balances and commitments and letters of credit.

8.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 consisted of the following (in thousands):

                                        1996
-----------------------------------------------
Land. . . . . . . . . . . . . . . . .  $  4,576
Buildings . . . . . . . . . . . . . .    22,165
Furniture, fixtures and equipment . .    17,915
Leased property under capital lease
    Obligations . . . . . . . . . . .     2,200
-----------------------------------------------
                                         46,856
Less accumulated depreciation . . . .   (27,500)
-----------------------------------------------
                                       $ 19,356
-----------------------------------------------
-----------------------------------------------

9.  SHORT-TERM BORROWINGS

As of December 31, 1996, the weighted average interest rate on short-term borrowings was 5.02%.

10. SHAREHOLDER'S EQUITY

CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

As of December 31, 1996, the Company is considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.


                                                 At December 31, 1996
                             ------------------------------------------------------------
                                                        (Dollars in thousands)
                                            Tier I      Total Risk-                         Total Risk-
REGULATORY CAPITAL REQUIREMENTS:           Capital     Based Capital       Leverage        Based Assets
--------------------------------------------------------------------------------------------------------
Minimum                                      4.00%             8.00%          3.00%                 N/A
Well-Capitalized                             6.00%            10.00%          5.00%                 N/A
--------------------------------------------------------------------------------------------------------
KeyBank Wyoming                             11.93%            13.18%          9.07%            $939,564


11.   EMPLOYEE BENEFIT PLANS

Employees of the Company participate in the pension plan of KeyCorp. Separate actuarial information and asset valuation for the company are not available. Contributions by the Company to the KeyCorp pension plan totaled $316,000 in 1996.

The Company also provides certain healthcare and life insurance benefits for retired employees. The Company expensed $200,000 during 1996. Separate actuarial information for the Company is not available.

12. RESTRICTIONS ON CASH AND DUE FROM BANKS

Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $7,274,000 at December 31, 1996 exceeded required amounts.

13. INCOME TAXES

The components of the provision for income taxes were (in thousands):

                                             1996
--------------------------------------------------
Federal:
    Current. . . . . . . . . . . . . .    $ 5,442
    Deferred . . . . . . . . . . . . .     (1,518)
--------------------------------------------------
                                            3,924

State:
    Current. . . . . . . . . . . . . .         43
    Deferred . . . . . . . . . . . . .         --
--------------------------------------------------
Provision for income taxes . . . . . .    $ 3,967
--------------------------------------------------
--------------------------------------------------

The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

                                             1996
--------------------------------------------------
Tax at Statutory rate (35%). . . . . .    $ 5,212
Tax-exempt interest. . . . . . . . . .     (1,286)
Other. . . . . . . . . . . . . . . . .         41
--------------------------------------------------
Provision for income taxes . . . . . .    $ 3,967
--------------------------------------------------
--------------------------------------------------

Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

As of December 31, 1996, the Company had a net deferred tax asset of $4,826,000. The significant components of the deferred taxes are the allowance for loan losses, unrealized gains on available for sale securities, intangibles and depreciation.

The Company realized its deferred tax assets in connection with the sale of the Company described in Note 17.

14. COMMITMENTS AND CONTINGENT LIABILITIES

Total rent expense was $1,122,000 in 1996. Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1996:

(In thousands)                Operating
----------------------------------------
1997 . . . . . . . . . . . .    $   935
1998 . . . . . . . . . . . .      1,929
1999 . . . . . . . . . . . .      1,019
2000 . . . . . . . . . . . .        892
2001 . . . . . . . . . . . .        892
                                     ---
                                 $ 5,667

In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

15.RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiaries. The aggregate dollar amounts of these loans were $6,929,000 at December 31, 1996. During 1996, net loans loan repayments totaled $1,111,000.

16.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                Year ended
                                                                December 31
                                                                   1996
----------------------------------------------------------------------------
(IN THOUSANDS)

Unrealized gain on available-for-sale securities . . . . . . .     $ 1,265
Interest paid. . . . . . . . . . . . . . . . . . . . . . . . .      42,708
Income taxes paid. . . . . . . . . . . . . . . . . . . . . . .       4,752

17.  SUBSEQUENT EVENTS

On July 14, 1997, KeyCorp sold the Company to Community First Bankshares, Inc. In connection with this sale, approximately $350 million of loans included on the balance sheet as of December 31, 1996 were retained by KeyCorp. In addition, a dividend of approximately $46 million was paid by the Company to KeyCorp. prior to the sale.

REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

                           Report of Independent Auditors

The Board of Directors and Shareholders
Community First Bankshares, Inc.

We have audited the accompanying statement of condition of KeyBank National Association (Wyoming) as of December 31, 1996, and the related statements of income, shareholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KeyBank National Association (Wyoming), at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

September 19, 1997

                        KEYBANK NATIONAL ASSOCIATION (Wyoming)

                     QUARTERLY RESULTS OF OPERATIONS (unaudited)


The following is a summary of the quarterly results of operations for the year ended December 31, 1996 (in thousands, except per share and per share data):


                                       First    Second     Third    Fourth
                                     Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------------------


YEAR ENDED DECEMBER 31, 1996
Interest income                      $24,988   $23,977   $24,741   $24,450
Interest Expense                      10,693    10,039    10,658    10,269
---------------------------------------------------------------------------
Net interest income                   14,295    13,938    14,083    14,181
Provision for Loan Losses              2,500     1,000     2,358     3,400
---------------------------------------------------------------------------
Net interest income after provision
    for loan losses                   11,795    12,938    11,725    10,781

Net gains on sales of securities          --        18        --        --
Noninterest income                     2,488     2,644     2,839     2,829
Noninterest Expense                   10,785    10,779    11,554    10,048
---------------------------------------------------------------------------
Income before income taxes             3,498     4,821     3,010     3,562
Provision for Income Taxes               914     1,416       738       899
---------------------------------------------------------------------------
Net income                           $ 2,584   $ 3,405   $ 2,272   $ 2,663
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Earnings per common share:           $516.80   $681.00   $454.40   $532.60

Average common shares outstanding:     5,000     5,000     5,000     5,000

                        KEYBANK NATIONAL ASSOCIATION (WYOMING)

                     CONDENSED STATEMENT  OF FINANCIAL CONDITION
                                    June 30, 1997
                    (Dollars in thousands, except per share data)
                                     (Unaudited)


ASSETS
Cash and due from banks. . . . . . . . . . . . . . . . . . . .    $    80,432
Federal funds sold and securities purchased under agreements
   to resell . . . . . . . . . . . . . . . . . . . . . . . . .        172,000
Interest-bearing deposits. . . . . . . . . . . . . . . . . . .              0
Available-for-sale securities. . . . . . . . . . . . . . . . .        245,010
Held-to-maturity securities
   (Fair Value: 1996 - $48,904). . . . . . . . . . . . . . . .         43,819
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        508,263
   Less:  Allowance for Loan Losses. . . . . . . . . . . . . .         (7,508)
                                                                      --------
Net Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .        500,755
Bank premises and equipment, net . . . . . . . . . . . . . . .         18,387
Accrued interest receivable. . . . . . . . . . . . . . . . . .          4,677
Intangibles. . . . . . . . . . . . . . . . . . . . . . . . . .            443
Other assets . . . . . . . . . . . . . . . . . . . . . . . . .         10,333
                                                                      --------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . .    $ 1,075,856
                                                                  ------------
                                                                  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing. . . . . . . . . . . . . . . . . . . . .   $   153,459
   Interest-bearing:
       Savings and NOW accounts . . . . . . . . . . . . . . . .       362,260

       Time accounts over $100,000. . . . . . . . . . . . . . .       134,404
       Other time accounts. . . . . . . . . . . . . . . . . . .       281,752
                                                                      --------
Total deposits. . . . . . . . . . . . . . . . . . . . . . . . .       931,875
Federal funds purchased and securities sold under agreements
   to repurchase. . . . . . . . . . . . . . . . . . . . . . . .        14,087
Other short-term borrowings . . . . . . . . . . . . . . . . . .         2,023
Long-term debt. . . . . . . . . . . . . . . . . . . . . . . . .           605
Accrued interest payable. . . . . . . . . . . . . . . . . . . .         2,681
Other liabilities . . . . . . . . . . . . . . . . . . . . . . .         3,495
                                                                      --------
Total liabilities . . . . . . . . . . . . . . . . . . . . . . .       954,766
Shareholders' equity:
   Common stock, par value $100 per share:
       Authorized Shares - 5,000
       Issued Shares - 5,000. . . . . . . . . . . . . . . . . .           500
   Capital surplus. . . . . . . . . . . . . . . . . . . . . . .        62,665
   Retained earnings. . . . . . . . . . . . . . . . . . . . . .        57,713
   Unrealized gain on available-for-sale
       securities, net of tax . . . . . . . . . . . . . . . . .           212
                                                                       -------
Total shareholders' equity. . . . . . . . . . . . . . . . . . .       121,090
                                                                       -------
Total liabilities and shareholders' equity. . . . . . . . . . .   $ 1,075,856
                                                                  ------------
                                                                  ------------

SEE ACCOMPANYING NOTES.

                        KEYBANK NATIONAL ASSOCIATION (WYOMING)

                            CONDENSED STATEMENT OF INCOME
                           Six Months Ended June 30, 1997
                    (Dollars in thousands, except per share data)
                                     (Unaudited)


INTEREST INCOME:
   Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 35,222
   Investment securities. . . . . . . . . . . . . . . . . . . .         8,713
   Interest-bearing deposits. . . . . . . . . . . . . . . . . .             1
   Federal funds sold and resale agreements . . . . . . . . . .           893
                                                                       -------
Total interest income . . . . . . . . . . . . . . . . . . . . .        44,829

INTEREST EXPENSE:
   Deposits . . . . . . . . . . . . . . . . . . . . . . . . . .        16,398
   Short-term and other borrowings. . . . . . . . . . . . . . .         2,026
   Long-term debt . . . . . . . . . . . . . . . . . . . . . . .            29
                                                                       -------
Total interest expense. . . . . . . . . . . . . . . . . . . . .        18,453
                                                                       -------
Net interest income . . . . . . . . . . . . . . . . . . . . . .        26,376
Provision for loan losses . . . . . . . . . . . . . . . . . . .         1,976
                                                                       -------
Net interest income after provision for loan losses . . . . . .        24,400

NONINTEREST INCOME:
   Service charges on deposit accounts. . . . . . . . . . . . .         2,996
   Insurance commissions. . . . . . . . . . . . . . . . . . . .            14
   Net gains on sales of securities . . . . . . . . . . . . . .             0
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,283
                                                                       -------
Total noninterest income. . . . . . . . . . . . . . . . . . . .         5,293

NONINTEREST EXPENSE:
   Salaries and employee benefits . . . . . . . . . . . . . . .         5,329
   Net occupancy. . . . . . . . . . . . . . . . . . . . . . . .         2,571
   FDIC insurance . . . . . . . . . . . . . . . . . . . . . . .            12
   Legal and accounting . . . . . . . . . . . . . . . . . . . .           143
   Other professional service . . . . . . . . . . . . . . . . .           174
   Data processing. . . . . . . . . . . . . . . . . . . . . . .         4,778
   Amortization of intangibles. . . . . . . . . . . . . . . . .           368
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . .         5,082
                                                                       -------
Total noninterest expense . . . . . . . . . . . . . . . . . . .        18,457
                                                                       -------
Income before income taxes. . . . . . . . . . . . . . . . . . .        11,236
Provision for income taxes. . . . . . . . . . . . . . . . . . .         3,257
                                                                       -------
Net income. . . . . . . . . . . . . . . . . . . . . . . . . . .        $7,979
                                                                       -------
                                                                       -------

Earnings per common and common equivalent share:. . . . . . . .     $1,595.80
Average common and common equivalent shares outstanding:. . . .         5,000


SEE ACCOMPANYING NOTES.

                        KEYBANK NATIONAL ASSOCIATION (WYOMING)

                          CONDENSED STATEMENT OF CASH FLOWS
                            Six Months ended June 30, 1997
                                     (Unaudited)
                                    (In Thousands)



CASH FLOWS FROM OPERATING ACTIVITIES
Net income. . . . . . . . . . . . . . . . . . . . . . . . . . .     $   7,979
Adjustments to reconcile net income to net cash
   provided by operating activities:
       Provision for loan losses. . . . . . . . . . . . . . . .         1,976
       Depreciation . . . . . . . . . . . . . . . . . . . . . .           811
       Amortization of intangibles. . . . . . . . . . . . . . .           368
       Net amortization of premiums and discounts on
          securities. . . . . . . . . . . . . . . . . . . . . .           (83)
       Decrease in interest receivable  . . . . . . . . . . . .         4,128
       Decrease in interest payable . . . . . . . . . . . . . .          (164)
       Other, net . . . . . . . . . . . . . . . . . . . . . . .        24,558
                                                                       -------
Net cash provided by operating activities . . . . . . . . . . .        39,573

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in interest bearing deposits . . . . . . . . . . .            98
Net Purchases of available-for-sale securities. . . . . . . . .       (29,490)
Net Maturities of held-to-maturity securities . . . . . . . . .         4,411
Net decrease in loans . . . . . . . . . . . . . . . . . . . . .       334,147
Net decrease in bank premises and equipment . . . . . . . . . .           158
                                                                       -------
Net cash provided by investing activities . . . . . . . . . . .       309,324

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts
   and savings accounts . . . . . . . . . . . . . . . . . . . .        28,824
Net decrease in time accounts . . . . . . . . . . . . . . . . .       (92,437)
Net decrease in short-term and other borrowings . . . . . . . .       (94,320)
                                                                       -------
Net cash used in financing activities . . . . . . . . . . . . .      (157,933)
                                                                      --------
Net increase in cash and cash equivalents . . . . . . . . . . .       190,964
Cash and cash equivalents at beginning of year. . . . . . . . .        61,468
                                                                      --------
Cash and cash equivalents at end of period. . . . . . . . . . .     $ 252,432
                                                                      --------
                                                                      --------


SEE ACCOMPANYING NOTES.